EXHIBIT 5.1

[Letterhead of Coudert Brothers LLP]

August 3, 2005

WorldSpace, Inc.

2400 N Street, N.W.

Washington, D.C. 20037

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (Registration No. 333-124044) (the “Registration Statement”) of WorldSpace, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s Class A Common Stock (the “Common Stock”), par value $0.01 per share (the “Shares”) for an aggregate price to the public of up to $286,621,860. The Shares include an over-allotment option granted to the underwriters of the offering (the “Underwriters”) to purchase additional shares of Common Stock in the manner described in the Registration Statement. We understand that the Shares are to be sold by the Company and the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) to the Underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement in the form filed as an exhibit thereto.

As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares and have examined such records and documents as we have deemed necessary to form a basis for the opinions expressed herein.

Based on the foregoing and subject to the qualifications set forth below, and having regard to the legal considerations we deem relevant, we are of the opinion that (i) the Shares being sold by the Company have been duly and validly authorized and, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Shares being sold by the Selling Stockholder have been duly and validly authorized and issued and are fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Coudert Brothers LLP